UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

HILL-ROM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-6651 (Commission File Number)	35-1160484 (IRS Employer Identification No.)

Two Prudential Plaza, Suite 4100 Chicago, Illinois (Address of principal executive offices)		60601 (Zip Code)

(312) 819-7200 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On June 30, 2016, Hill-Rom Holdings, Inc. (the “Company”) amended its senior credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, for its $1.0 billion term loan A facility, and as administrative agent for a $500.0 million senior secured revolving credit facility, Goldman Sachs Bank USA, as administrative agent for a $800.0 million term loan B facility, and the other lenders party thereto (the “Amendment”).  The Amendment amends the Credit Agreement to, among other things, (i) permit the Company and its subsidiaries to enter into certain internal business structuring actions, (ii) update the investment basket related to usage of the available amount to conform to the equivalent restricted payments basket and (iii) make certain other amendments to facilitate the foregoing.  The foregoing description of the Amendment is a summary and is qualified in its entirety by the terms of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description
10.1
First Amendment to the Credit Agreement dated as of June 30, 2015 among Hill-Rom Holdings, Inc., the guarantors party thereto, the lenders party thereto, Goldman Sachs Bank USA, as Term Loan B Administrative Agent and JPMorgan Chase Bank, N.A., as Term Loan A/Revolver Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.
(Registrant)

DATE: June 30, 2016	By:	/s/ Steven J. Strobel
	Name:	Steven J. Strobel
	Title:	Senior Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

Exhibit Index

Exhibit No.	Description
10.1
First Amendment to the Credit Agreement dated as of June 30, 2015 among Hill-Rom Holdings, Inc., the guarantors party thereto, the lenders party thereto, Goldman Sachs Bank USA, as Term Loan B Administrative Agent and JPMorgan Chase Bank, N.A., as Term Loan A/Revolver Administrative Agent.